Exhibit 99.2

[CIT Logo]

                                             Media Contact:    Kelley J. Gipson
                                                               CIT Group Inc.
                                                               (973) 422-3235

                                             Investor Contact: Valerie L. Gerard
                                                               CIT Group Inc.
                                                               (973) 422-3284

                 CIT DECLARES DIVIDENDS FOR FOURTH QUARTER 2005

                   COMMON DIVIDEND INCREASED TO $.20 PER SHARE

New York, NY - January 17, 2006 -- CIT Group Inc. (NYSE:CIT), a leading provider of consumer and commercial finance solutions, today announced that its Board of Directors has declared a regular quarterly cash dividend of $.20 per share on its outstanding common stock, a 25% increase over last quarter's dividend of $.16 per share. The common stock dividend is payable on February 28, 2006 to shareholders of record on February 15, 2006.

CIT also announced that its Board of Directors has declared quarterly cash dividends of $0.3968750 per share on the Company's Series A preferred stock and $1.2972500 per share on the Company's Series B preferred stock. The preferred stock dividends are payable on March 15, 2006 to holders of record on February 28, 2006.

About CIT:
CIT Group Inc. (NYSE: CIT), a leading commercial and consumer finance company, provides clients with financing and leasing products and advisory services. Founded in 1908, CIT has over $60 billion in assets under management and possesses the financial resources, industry expertise and product knowledge to serve the needs of clients across approximately 30 industries worldwide. CIT, a Fortune 500 company and a component of the S&P 500 Index, holds leading positions in vendor financing, factoring, equipment and transportation financing, Small Business Administration loans, and asset-based lending. With its Global Headquarters in New York City, CIT has approximately 6,000 employees in locations throughout North America, Europe, Latin and South America, and the Pacific Rim. For more information, visit www.cit.com.

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